UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 9, 2008

Conversion Services International, Inc.

 (Exact name of registrant as specified in its charter)

Delaware	0-30420	20-0101495
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Eagle Rock Avenue, East Hanover, New Jersey	07936
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 560-9400

Not Applicable

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 - Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

On June 3, 2008, Conversion Services International, Inc. (“the Company”) received a letter from Access Capital Inc. (the “Access”), stating the Company did not maintain working capital of at least $400,000 in the month of April 2008 (the “Default”), as required by the Loan And Security Agreement (the “Agreement”) dated March 31, 2008 entered between the Company and Access, and therefore an event of default existed. Pursuant to the terms of the Agreement, Access may seek certain remedies, including the right to demand payment of all amounts owed to them and the right to take possession of all collateral pledged to them under the Agreement. During the period the Company is in default of the Agreement, the interest rate on amounts owed to Access Capital will be 18% per annum.

In connection with the Default, the Company and Access entered into a Limited Waiver Agreement whereby Access waives the Default, on the condition that (i) all debts owed by the Company to Access bear an interest rate of 18% per annum from May 1, 2008 until such time as the Company maintains working capital of at least $400,000 and (ii) the Company pays to Access a waiver fee in the amount of $5,000.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 9, 2008	CONVERSION SERVICES INTERNATIONAL, INC.

	By:	/s/ William B. Hendry
Name: William B. Hendry
Title: Chief Financial Officer